SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 24, 2007

APPLE HOSPITALITY FIVE, INC.

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA

(State or Other Jurisdiction of Incorporation)

000-50731	76-0713476
(Commission File Number)	(IRS Employer Identification No.)

814 East Main Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

(804) 344-8121

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its annual meeting on May 7, 2007, Apple Hospitality Five, Inc.’s (the Company) board of directors elected Mr. Justin G. Knight (Mr. Knight) to the office of President for the Company. This election is effective May 24, 2007. He has been with the company since inception and has held and continues to hold the position of Senior Vice President of Acquisitions. Mr. Knight, 33, is the son of Glade M. Knight, the Company’s Chairman and Chief Executive Officer. Mr. Knight also serves as Senior Vice President of Acquisitions for Apple REIT Six, Inc. and Apple REIT Seven, Inc., each of which is a real estate investment trust. He also had served as President of Apple Hospitality Two, Inc. since 2004 through May 23, 2007, the date of its merger with an unrelated third party. He joined Apple Hospitality Two, Inc. in 2000. From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company. In 1999 he was also an independent consultant with McKinsey & Company. From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm—Cornerstone Communications, LLC. From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight is co-chairman for the Cashell Donahoe Scholarship Memorial Fund created to provide need-based scholarships to students of Southern Virginia University in Buena Vista, Virginia. Mr. Knight also serves on the Marriott Owners Advisory Council and the Hilton Garden Inn Advisory Council. Mr. Knight holds a Master of Business Administration degree with emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah.

Item 8.01	Other Events.

On May 24, 2007, Apple Hospitality Five, Inc. (the Company) became self-advised as it terminated its advisory agreement with Apple Five Advisors, Inc. (AFA) and terminated its brokerage agreement with Apple Suites Realty Group, Inc. (ASRG). AFA and ASRG had been utilizing employees of an affiliated company Apple Hospitality Two, Inc. to provide the advisory and other services. On May 23, 2007 Apple Hospitality Two, Inc. completed a merger with an unrelated third party and was no longer able to provide these services. As a result the Company retained the employees that had been providing these services and became self advised. The Company eliminated its annual advisory fee paid to AFA of approximately $1.2 million and eliminated a potential fee of 2% per transaction on the sale or purchase of any properties. The termination of the advisory agreements triggered dividend and voting rights for the Series B convertible preferred shares on an as converted basis, which will require the Company to record a one time non-cash charge of approximately $32 million in the second quarter of 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE HOSPITALITY FIVE, INC.

Date: May 24, 2007	By:	/s/ Glade M. Knight
Glade M. Knight
Chief Executive Officer